                                 LOAN AGREEMENT

This Agreement is made and executed as of April 10, 1996 by and between SEATTLE FILMWORKS, INC., a Washington corporation, referred to in this Agreement as "Borrower," and FIRST INTERSTATE BANK OF WASHINGTON, N.A., a national banking association, referred to in this Agreement as "Bank". It is effective as of January 31, 1996, and supersedes and replaces that certain Loan Agreement dated February 28, 1995, as subsequently modified. All amounts outstanding under the previous Loan Agreement and related promissory notes shall be deemed outstanding under this Loan Agreement and related promissory notes from and after the effective date hereof.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.   DEFINITIONS.  As used in this Agreement, the following terms shall have the
     -----------
meanings indicated which shall apply both to the singular and the plural of the terms defined:

     "Agreement" means this agreement, as it may be extended or modified from
      ---------
time to time.

     "Borrower" means Seattle FilmWorks, Inc. and any successor thereto or any
      --------
subsidiary as described in Section 6.11 below.

     "Borrowing" means that portion of the Convertible Line or Convertible Loan representing direct advances of funds (not letters of credit, to the extent available thereunder) subject to an identical and co-terminus Interest Period, and bearing interest at the same rate of interest and calculated by the same method. A Borrowing is (a) a "Prime Borrowing" if the interest rate is based on the Prime Rate, (b) a "LIBOR Borrowing" if the interest rate is based on LIBOR and (c) a Fixed Rate Borrowing if the interest rate is based on the Cost of Funds Rate. A Borrowing may include an Initial Borrowing and/or a Subsequent Borrowing.

     "Business Day" means a day of the year on which banks are not required or
      ------------
authorized to close in the State of Washington and, if the term is used in connection with any Borrowing(s) bearing interest based on LIBOR, also on a day on which dealings in United States dollars are carried on in the London Interbank Market.

     "Capital Expenditures" means investment in fixed or capital assets
      --------------------
(including capitalized leases).

     "Convertible Line" means the revolving line of credit extended to Borrower
      ----------------
pursuant to Section 2.1 hereof.

     "Convertible Line Limit" means the maximum aggregate amount of all
      ----------------------
Borrowings and import letters of credit which may be outstanding at any time and which shall in no event exceed six million dollar ($6,000,000.00).

     "Convertible Line Note" means the promissory note evidencing Borrowings
      ---------------------
under the Convertible Line, to be executed by Borrower pursuant to Section 2.1g hereof.

     "Convertible Loan" means the outstanding balance of Borrowings under the
      ----------------
Convertible Line which are converted to a term loan on Maturity of the Convertible Line Note, pursuant to Section 2.2 hereof.

     "Convertible Loan Note" means the promissory note evidencing the
      ---------------------
Convertible Loan, to be executed upon conversion of the Convertible Line to the Convertible Loan on Maturity of the Convertible Line Note , in accordance with
Section 2.2d hereof.

     "Convertible Loan Term" means five (5) years.
      ---------------------

     "Cost of Funds Rate" means the index rate quoted by First Interstate Bank
      ------------------
of California or its successors as the "First Interstate Long-Term Cost of Funds Rate" for the period approximately equal to the Convertible Loan Term, which rate may not be the actual cost of funds for Bank or First Interstate Bank of California or the successor of either of them.

     "Event of Default" means any of the events described in Section 8.1 hereof.
      ----------------

     "GAAP" means generally accepted accounting principles set forth in the
      ----
opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

     "Initial Borrowing" means a Borrowing under which the net effect is that additional funds are advanced by Bank hereunder rather than merely changing the interest rate calculation method or Interest Period.

     "Interest Period" means

(A) with respect to each LIBOR Borrowing, the period commencing on the date of such Borrowing and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Borrowing request; provided that the first day of any such Interest Period shall be (i) for an Initial Borrowing, the date new funds are advanced; or (ii) for a Subsequent Borrowing, the last day of the next preceding Interest Period applicable to such Borrowing, which day shall also be a Business Day; provided further that in determining the Interest Period for each LIBOR Borrowing:

     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     (c) in no event shall Borrower elect any Interest Period ending later than Maturity of the Convertible Line Note or Convertible Loan Note, as applicable, or, to the extent that the Borrowing represents principal which is required to be paid on the next date on which a principal payment is required to be made, ending later than the next date on which a principal payment is required to be made; and

(B) with respect to each Fixed Rate Borrowing, the period commencing on, as the case may be, the Borrowing or conversion date with respect to such Fixed Rate Borrowing and ending on the date which is five (5) years thereafter; provided,
                                                                    ---------
that no such Interest Period shall extend beyond the Maturity of the Convertible Line Note or Convertible Loan Note, as applicable, or shall end on a day which is not a Business Day.

     "LIBOR" means, for each Interest Period (i) the rate of interest determined by Bank at which Dollar deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant LIBOR Borrowing in the London interbank market upon request of Bank at 11:00 a.m. (London time) on the day which is two (2) LIBOR Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day on which the pricing for the relevant LIBOR Borrowing is set (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time Bank quotes the rate to Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

     "Loan Agreement" means this Loan Agreement between Borrower and Bank.
      --------------

     "Maturity" means the date on which all principal and interest of any Borrowings under the Convertible Line Note or Convertible Loan Note, as applicable, is fully due and payable and after which date no additional Borrowings will be made or letters of credit issued

     (a) by its terms, which

        (i) for the Convertible Line Note in no event shall be later than January 31, 1997, and

        (ii) for the Convertible Loan Note shall be January 31, 2002 or

     (b) by acceleration.

     "Prime Rate" means the index rate of interest established from time to time by Bank in connection with the pricing of certain of its loans. Bank may make loans priced at, above or below the Prime Rate. Information concerning the Prime Rate may be obtained from Bank.

     "Subsequent Borrowing" means a Borrowing which results in no net increase in the aggregate amount of the Loan under which it was made, and for which Borrower may elect a new or different Interest Period or interest rate pursuant to the terms of this Agreement.

2.   INDEBTEDNESS

2.1  Revolving Period.
     ----------------

     a.   Convertible Line Limit.  Subject to all of the terms and conditions of
          ----------------------
this Agreement, and provided no Event of Default or event which with notice or passage of time or both would be an Event of Default has occurred and is continuing, Bank agrees to make such Borrowings or issue such import letters of credit to Borrower as Borrower may from time to time request during the period from the date hereof to Maturity of the Convertible Line Note; provided, that in
                                                               --------
no event shall Bank be
obligated to make Borrowings and/or import letters of credit to Borrower which, in the aggregate, would exceed the Convertible Line Limit. Within the limits of the Convertible Line Limit and the other terms and conditions hereof, Borrower may borrow, repay, prepay and reborrow from time to time until Maturity of the Convertible Line Note, when the outstanding principal balance up to a maximum of three million dollars ($3,000,000.00) will be automatically converted to the Convertible Loan, any excess will be immediately due and payable, and Borrower will not be able to reborrow any portion of principal which has been repaid. Bank may, from time to time, at its sole option and for such periods as it may determine, extend the Convertible Line or any outstanding balance thereon.

     b.   Borrowing Requests.
          ------------------

          (i) Borrowings may be requested telephonically by an authorized representative of Borrower. Bank may rely on any oral or written request, specification or direction which Bank believes to be genuine and shall be fully protected in doing so without any requirement to make further inquiry.

          (ii) Bank shall have no obligation to make any Initial Borrowing after Maturity of the Convertible Line Note unless the time for advancing Initial Borrowings is expressly extended by Bank, in writing, at its sole option; however, any Initial Borrowing actually made by Bank to Borrower shall be entitled to all of the benefits of this Agreement, including but not limited to the Events of Default and related remedies set forth herein.

          (iii) Any request for an Initial Borrowing or other extension of credit under the Convertible Line shall be deemed a representation and warranty by Borrower that all of the conditions precedent of Section 4 are satisfied as of the date of the request and that such Borrowing or extension of credit will be in compliance with the Convertible Line Limit.

     c.   Import Letters of Credit.  The Convertible Line will be available to
          ------------------------
Borrower for issuance by Bank of import commercial letters of credit for the account of Borrower in an aggregate face amount at any time not to exceed one million dollars ($1,000,000.00), subject to documentation acceptable to Bank; provided that in no event shall the outstanding amount of all credit under the Convertible Line, including the face amount of such letters of credit, exceed the Convertible Line Limit. Letters of credit issued by Bank for the account of Borrower hereunder will expire within one hundred eighty (180) days of issuance. Issuance of import letters of credit is subject to standard fees and documentation requirements of Bank in effect on the date of issuance, including but not limited to execution by Borrower of a reimbursement agreement in form and substance satisfactory to Bank.

     d.   Purpose.  All Borrowings and letters of credit requested under the
          -------
Convertible Line shall be used solely for general operating purposes of Borrower, including issuance of letters of credit, repurchase by Borrower of its outstanding stock, Capital Expenditures and acquisitions.

     e.   Interest.  Except as provided in Section 8.2 hereof, prior to
          --------
conversion to the Convertible Loan, all Borrowings made to Borrower under the Convertible Line shall accrue interest at one of the following rates, as selected by Borrower:

          (i)     Prime Borrowings. Interest shall accrue on Prime Borrowings
                  ----------------
under the Convertible Line at a per annum rate equal to the Prime Rate, which interest rate shall be adjusted concurrently with and on the same day as any change in the Prime Rate; or

          (ii) LIBOR Borrowings. Interest shall accrue on LIBOR Borrowings under
               ----------------
the Convertible Line at a per annum rate equal to one and one-quarter percent (1.25%) plus LIBOR for the Interest Period selected by Borrower, subject to availability of the LIBOR market to Bank.

     f.   Repayment.
          ---------

          (i) Accrued interest on all Prime Borrowings under the Convertible Line shall be payable monthly on the last day of the month. Accrued interest on all LIBOR Borrowings under the Convertible Line shall be payable on the last day of the relevant Interest Period. Notwithstanding anything contained herein, all accrued and unpaid interest on Borrowings under the Convertible Line shall be fully due and payable on the Maturity of the Convertible Line Note.

          (ii) If at any time prior to Maturity of the Convertible Line Note the outstanding amount of the Borrowings plus the outstanding face amount of all letters of credit made under the Convertible Line exceeds the Convertible Line Limit, Borrower shall immediately pay Bank such amount as may be necessary to reduce the outstanding aggregate amount to an amount which is not greater than the Convertible Line Limit.

          (iii) If the outstanding amount of the Convertible Line outstanding on Maturity of the Convertible Line Note is in excess of three million dollars ($3,000,000), Borrower shall pay to Bank on Maturity of the Convertible Line Note the amount of such excess principal.

          (iv) Prepayment of the principal amount of any LIBOR Borrowing before the end of the applicable Interest Period will not be allowed.

          (v) If any payment date hereunder or under any notes or other agreement for payment of money or any date on which performance is required hereunder or under any such agreement occurs on a day other than a Business Day, such payment shall be made or performance occur on the next succeeding Business Day; provided, that interest shall continue to accrue on any outstanding Borrowings until paid.

     g.   Convertible Line Note.  To evidence Borrower's indebtedness under the
          ---------------------
Convertible Line, Borrower shall execute and deliver to Bank a promissory note in form acceptable to Bank.

2.2  Convertible Loan.
     ----------------

     a.   Payments.
          --------

          (i) Accrued interest on all Prime Borrowings and any Fixed Rate Borrowing under the Convertible Loan shall be payable quarterly on the same date as any payment of principal required below. Accrued interest on all LIBOR Borrowings under the Convertible Loan shall be payable on the last day of the relevant Interest Period. Notwithstanding anything contained herein, all accrued and unpaid interest on Borrowings under the Convertible Line shall be fully due and payable on the Maturity of the Convertible Line Note.

          (ii) Up to a maximum of three million dollars ($3,000,000)of the principal balance of Borrowings under the Convertible Line outstanding on Maturity of the Convertible Line Note will be automatically converted to a term loan (the "Convertible Loan") and will be due and payable according to the schedule set forth below until Maturity of the Convertible Loan Note, when the entire balance of outstanding principal and accrued interest on the Convertible Loan shall be immediately due and payable. Borrower shall make principal reductions on the Convertible Loan of at least one-fifth (1/5) of the initial outstanding balance of the Convertible Loan in each calendar year from the date of the Convertible Loan to Maturity of the Convertible Loan Note, at which time the entire outstanding balance thereof, both principal and interest, shall be paid in full. Beginning on June 30, 1997, Borrower shall make a quarterly principal payment equal to the following percentages of the annual required principal payment (which will be based on a full amortization over the Convertible Loan Term of the actual principal balance outstanding on Maturity of the Convertible Line Note):

                                     % of Required
                     Payment Due     Annual Reduction
                     --------------  ----------------

                     March 31            0%
                     June 30            25%
                     September 30       50%
                     December 31        25%

     b.   Interest.  Except as provided in Section 8.2 hereof, the outstanding
          --------
principal balance of the Convertible Loan shall accrue interest at one of the following rates, as selected by Borrower:

          (i) Prime Borrowings.  Interest shall accrue on Prime Borrowings under
              ----------------
the Convertible Loan at a per annum rate equal to the Prime Rate, which interest rate shall be adjusted concurrently with and on the same day as any change in the Prime Rate; or

          (ii) LIBOR Borrowings. Interest shall accrue on LIBOR Borrowings under
               ----------------
the Convertible Loan at a per annum rate equal to one and one-half percent (1.50%)plus LIBOR for the Interest Period selected by Borrower, subject to availability of the LIBOR market to Bank.

          (iii)  Fixed Rate Borrowing.  Interest shall accrue on a Fixed
          -----  --------------------
Rate Borrowing at a per annum rate equal to one and one-half percent (1.50%) plus the Cost of Funds Rate, fixed at the date of conversion of the Convertible Line to the Convertible Loan.

     c.   Prepayment of Convertible Loan.  Borrower may prepay the principal
          -------------------------------
amount of the Convertible Loan only on the following conditions:

          (i) Prime Borrowings.  Borrower may prepay Prime Borrowings at any
              ----------------
time.

          (ii) LIBOR Borrowings.  Borrower may repay LIBOR Borrowings at the end
               ----------------
of the applicable Interest Period only, and Borrower shall not select an Interest Period which will require prepayment of principal in order to comply with Section 2.2a hereof.

          (iii)  Fixed Rate Borrowings.  Borrower may repay all or part of a
                 ---------------------
Fixed Rate Borrowing at any time; provided, however, that any such reductions will in no event lessen or postpone the payments to be made pursuant to the schedule provided in Section 2.2a hereof, and such prepayments shall be applied in inverse order of principal payments due; provided further, that unless Bank
                                            -------- -------
shall have requested compensation pursuant to subparagraph (A) hereof, any such prepayment shall be subject to the fee required under subparagraph (B) hereof.

          (A) Adjustment to Interest Rate.  If after the date hereof, Bank shall
              ---------------------------
have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any national banking association in the position of lender hereunder with any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this paragraph and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

          (B) Funding Losses.  If Borrower makes any payment of principal with
              --------------
respect to the Convertible Loan other than those scheduled in Section 2.2a hereof, Borrower shall reimburse Bank on demand for (x) the present value of the difference between interest which would have accrued on the amount so prepaid through the time when such principal would have been paid according to the schedule contained in Section 2.2a herein (taking into account the agreement with respect to application of amounts prepaid) and the return which could be earned by Bank by making a Borrowing of a principal amount equal to the amount so repaid for the same period at the Cost of Funds Rate then in effect plus four 150 basis points, and (y) an amount not to exceed Two Thousand Dollars ($2,000.00) for any actual loss or expense incurred by Bank, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties; provided, that Bank shall have delivered to Borrower a
                    ---------
certificate as to the amount of such loss or expense, which certificate shall be prima facie evidence of such loss or expense and the amount thereof. For
- ----- -----
purposes of calculating the present value of the amount described in clause (x) of this paragraph, the actual interest on the Convertible Loan Note shall be used as the "discount rate."

     d.   Convertible Loan Note.  To evidence Borrower's indebtedness under the
          ---------------------
Convertible Loan, Borrower shall execute and deliver to Bank at the time of conversion a promissory note in form acceptable to Bank, setting forth the outstanding balance of the Convertible Loan, payments, term and interest rate, as provided in this Section 2.2.

2.3  Additional Rules Applicable to Borrowings Under the Convertible Line and
     ------------------------------------------------------------------------
the Convertible Loan.  The following rules will apply to Borrowings under either
- --------------------
of the Convertible Line or the Convertible Loan, and the outstanding principal balance related thereto.

     a.   Borrowing and Rate Requests.  In addition to the terms and conditions
          ---------------------------
of any promissory note, the following terms and conditions will apply to any Borrowings unless modified in writing by the parties hereto. No delay, omission or course of dealing shall be deemed a waiver or modification thereof unless agreed to in writing, and shall be effective only to the extent specifically set forth in writing.

          (i) Borrowings hereunder and requests for interest rates and selections of Interest Period may be telephonically or otherwise requested by an authorized representative of Borrower. Bank may rely on any oral or written request, specification or direction from any person authorized to request a Borrowing pursuant to this paragraph, which Bank believes to be genuine and shall be fully protected in doing so without any requirement to make further inquiry.

          (ii) Each Borrowing request, whether for an Initial Borrowing or for a Subsequent Borrowing, written or verbal, shall specify the date, amount, the rate calculation method and, if applicable, the Interest Period and/or Borrowing(s) to which the request applies.

          (iii) In no event shall any request for a Subsequent Borrowing take effect prior to the end of the current Interest Period for the outstanding Borrowing(s) so effected; any such request shall be deemed to be a request for a new Borrowing.

          (iv) In the event that Borrower fails to make and/or Bank does not approve a new request for Borrowing on or before the end of an Interest Period for any outstanding Borrowing(s), to take effect immediately following such Interest Period, such Borrowing(s) shall, after the current Interest Period, bear interest as Prime Borrowings until repaid or until a new request is received and approved by Bank.

          (v) If agreed by Bank, requests for Prime Borrowings received by 3:00 P.M. Seattle time, of a Business Day will be funded on the same Business Day; requests for LIBOR Borrowings received by 10:00 A.M. of a Business Day will be funded on the second Business Day following receipt by Bank of the request.

          (vi) Notwithstanding anything herein, Bank reserves the right to require minimum increments of five hundred thousand dollars ($500,000.00) for LIBOR Borrowings.

          (vii) Interest on Prime Borrowings shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed. Interest on LIBOR Borrowings or the Fixed Rate Borrowings shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

          (viii) Borrower agrees to indemnify and hold Bank harmless from any costs, expenses or losses of any kind incurred solely because Borrower requested a Borrowing which Borrowing request Borrower later cancels.

     c.   Increased Costs; Illegality.
          ----------------------------

          (i) If the adoption of or compliance by Bank with any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or if compliance by Bank with any request, guideline, regulation or directive (whether or not having the force of law) of any such authority, central bank or comparable agency now in effect or at any later time adopted: (A) shall subject Bank to any tax, duty, or other charge with respect to Borrowings made hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank's principal executive office or office through which such Borrowings are made is located); or (B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System or reserves necessary to meet capital adequacy guidelines whether as part of any phase-in, final rule or otherwise, but excluding, with respect to LIBOR Borrowings, any such requirement included in an applicable reserve requirements used in computing LIBOR) and the result of any of the foregoing is to increase the cost to Bank of making or maintaining any fixed rate Borrowing hereunder, or to reduce the amount of any sum received or receivable by Bank under its note with respect thereto, by an amount deemed by Bank to be material, then within fifteen (15) days after demand by Bank to Borrower, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

          (ii) Notwithstanding any other provision of this agreement, if the introduction of or any change in or interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to make advances funded through LIBOR sources or to continue to maintain such Borrowings hereunder, Bank may, by notice to Borrower, if necessary in the reasonable opinion of Bank to comply with such law or regulation, convert all such Borrowings to Prime Borrowings.
In the event that Bank invokes the provisions of this subparagraph, at Borrower's request, Bank shall consider alternative rates to those for Prime Borrowings, but in no event shall Bank have any obligation to consent to such alternative rate(s).

     d.   Payment.
          --------

          (i) Principal and accrued interest on each Borrowing shall be due and payable at the end of the applicable Interest Period for such Borrowing (except for Prime) and at maturity. For Prime Borrowings, interest shall be due and payable on the last Business Day of each month commencing on the first such date after the Borrowing is made and at the earliest of (A) repayment of such Borrowing, or (B) until readvance of such Borrowing under a different rate option, or (C) until Maturity of the Convertible Line Note or the Convertible Loan Note, as applicable.

          (ii) The date, amount, interest rate and maturity date of each Borrowing and all payments made on account of principal and interest shall be recorded by Bank in its books and records, computerized or manual, such records being incorporated as a part hereof. All such entries shall be prima facie
                                                                ----- -----
evidence of all Borrowings made, interest rate, payments of principal and interest and of the outstanding principal balance owed by Borrower.

          (iii) Principal and interest shall be payable in Federal or other immediately available funds at First Interstate Bank of Washington, N.A., Washington Corporate Commercial Banking Center, First Interstate Center, 999 Third Avenue, P. O. Box 160, Seattle, Washington 98111, Attention: Loan Support, or such other location as Bank may designate.

          (iv) Unless an Event of Default has occurred and is continuing, all payments made by Borrower shall be applied as directed by Borrower. After the occurrence of an Event of Default or if Borrower does not direct how payments are to be applied, any such payments may be applied to any indebtedness of Borrower to Bank, at Bank's discretion. Borrower authorizes Bank to deduct from any of Borrower's deposit accounts with Bank such amounts as may from time to time be necessary to effect the payment required hereunder.

2.4  Fees.
     ----

     a.   Facility Fee.  On or before the first Borrowing is made or letter of
          ------------
credit issued under the Convertible Line, Borrower shall pay to Bank a facility fee of seven thousand five hundred dollars ($7,500).

     b.   Conversion Fee.  Borrower shall pay to Bank on Maturity of the
          --------------
Convertible Line Note Borrowings outstanding under the Convertible Line an additional fee of one-eighth of one percent (1/8%) of the outstanding balance of the Convertible Line converted to the Convertible Loan on the date of conversion.

3.   ADDITIONAL LOANS.  Unless expressly agreed in writing by Bank, any
     ----------------
subsequent loans made to Borrower as long as this Agreement is in effect shall be subject to the terms of this Agreement.

4.   CONDITIONS PRECEDENT.  In no event will Bank lend funds to Borrower, issue
     --------------------
letters of credit or extend any other credit pursuant hereto unless all of the following conditions are satisfied:

4.1  Delivery of Documents.  Borrower shall have delivered to Bank this
     ---------------------
Agreement, duly executed; any promissory notes and related instruments and documents required by this Agreement, duly executed and in full force and effect.

4.2  Authority.  Borrower shall have delivered to Bank such articles of
     ---------
incorporation, corporate resolutions, certificates of incumbency, certificate of assumed name (if applicable), and other documentation as Bank deems necessary to show that Borrower has the authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments executed pursuant hereto, including but not limited to authority to give notices of borrowing or enter into reimbursement agreements for letters of credit hereunder.

4.3  Representations and Warranties.  All representations and warranties set
     ------------------------------
forth in Section 5 hereof shall be true as of the date of any Borrowing, letter of credit or other extension of credit requested by Borrower with the same effect as though such representations and warranties were made on and as of the date of such Borrowing, letter of credit or other extension of credit.

4.4  Events of Default.  No Event of Default or event which, with the passage of
     -----------------
time or the giving of notice or both, would become an Event of Default, shall have occurred and be continuing.

4.5  Fees.  Borrower shall have paid to Bank any and all fees then due
     ----
hereunder.

4.6  Other Evidence.  Borrower shall have furnished to Bank such other evidence
     --------------
which Bank may reasonably request to establish the consummation of the transactions contemplated by this Agreement and the taking of all necessary corporate action and compliance with the conditions set forth herein.

5.   REPRESENTATIONS AND WARRANTIES OF BORROWER.  As inducement to Bank to
     ------------------------------------------
provide the Convertible Line and the Convertible Loan to Borrower, and to extend each Borrowing and letter of credit under the Convertible Line, Borrower makes the following representations and warranties, each of which shall survive the extension of any Borrowing or letter of credit pursuant hereto and until the expiration of the Convertible Line and the Convertible Loan and complete repayment of all of Borrower's obligations pursuant hereto:

5.1  Valid Entity.  Borrower is a corporation duly organized and validly
     ------------
existing and in good standing under the laws of the State of Washington and is qualified to do business in all jurisdictions in which the character of the property owned or leased or the nature of the business conducted by it requires licensing or qualification, and to the best of its knowledge and belief has complied with all applicable laws and regulations in the conduct of its business.

5.2  Authorization.  The execution, delivery and performance of this Agreement,
     -------------
the promissory notes and any other instruments or documents to be executed and/or delivered pursuant hereto and the incurring of indebtedness hereunder have all been duly authorized, are not in contravention of law or the terms of Borrower's articles of incorporation or bylaws or any amendment thereof, or of any agreement or undertaking to which Borrower is a party or by which it is bound. They will, when duly executed and delivered to Bank, constitute the valid and binding obligations of Borrower to Bank, in accordance with the respective terms thereof, and have not been canceled or limited in any way.

5.3  Financial Condition.  The financial position of Borrower as reported to
     -------------------
Bank prior to this Agreement is accurate and dependable and there has not been any material adverse change in such financial position as would adversely affect the ability of Borrower to repay such indebtedness.

5.4  Litigation; Judgments. There is no material litigation at law or in equity
     ---------------------
and no proceedings before any commission or other administrative authority pending or, to the knowledge of Borrower or its officers, directors or principals, threatened against it or any of its subsidiaries. Borrower is not in default with respect to any order, writ, injunction, decree, or demand of any court or administrative body of any governmental unit having jurisdiction over Borrower or Borrower's properties or operations, except as allowed by Section
5.5 hereof, and there are no outstanding judgments against Borrower which would have a material adverse effect on Borrower's operations or financial condition.

5.5  Licenses, Taxes.  Borrower has duly paid or caused to be paid any and all
     ---------------
license, franchise and corporation fees. All reports and forms required to be filed by Borrower with the Internal Revenue Service, the State of Washington, the City of Seattle and any other jurisdictions in which Borrower is licensed to do business have been filed and Borrower has paid all taxes shown due on the returns so filed as well as all other taxes, assessments, fees, duties and governmental charges which have become due, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided if so required by GAAP.

5.6  Employee Benefit Plan.  Borrower is in compliance in all material respects
     ---------------------
with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations and published interpretations thereunder. No "Reportable Event" within the terms of ERISA has occurred with respect to any pension plan administered by it or any administrator designated by it.

5.7  Representations as a Whole.  This Agreement, all financial statements
     --------------------------
provided to Bank and all other documents, certificates and written statements furnished to Bank by Borrower, taken as a whole, are complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein complete and not misleading.

6.   AFFIRMATIVE COVENANTS.  Borrower covenants that so long as Bank shall have
     ---------------------
any commitment hereunder and as long as this Agreement remains in effect and until complete repayment of all of Borrower's obligations pursuant hereto, the following covenants will be binding on it:

6.1  Payment.  Borrower agrees to pay to Bank the principal of and interest on
     -------
each Borrowing under the Convertible Line and the Convertible Loan and all other sums due to Bank in accordance with the terms of this Agreement and any instruments, documents and agreements related to or executed pursuant hereto, and to perform all of the obligations pursuant thereto.

6.2  Books and Records.  Borrower shall at all times keep proper books and
     -----------------
records of account in which full, true and correct entries will be made of its transactions such that annual financial statements may be prepared in accordance with GAAP.

6.3  Legal Existence and Operations.  Borrower shall maintain its legal
     ------------------------------
existence and right to carry on business; continuously operate its business except for periodic shutdowns in the ordinary course of business and interruptions caused by strike, labor dispute, catastrophe or any other events over which it has no control; and maintain, preserve and keep its buildings, machinery and equipment in good condition, repair and working order for the proper and efficient operation of its business. If Borrower operates under a trade name, all registrations required by law will be obtained for proper use of such name. Borrower shall maintain in full force and effect any relevant governmental approvals, licenses and permits necessary for the continued operation of its business.

6.4  Insurance.  Borrower shall maintain with financially sound and reputable
     ---------
insurance companies or associations insurance of the kinds, covering the risks, and in the relative proportionate amounts usually carried by companies engaged in a business similar to that of Borrower. Borrower agrees to deliver to Bank the policies concerned or such evidence of said insurance as Bank may from time to time request.

6.5  Compliance; Taxes.  Borrower shall promptly pay or cause to be paid as they
     -----------------
become due and payable all taxes, assessments, liens and other governmental charges levied, assessed or imposed against it or its properties or arising out of its operations and shall promptly comply with all laws, rules and regulations of the United States government or any of its departments or agencies, including but not limited to the Federal Trade Commission, the U.S. Postal Service and federal environmental agencies, the State of Washington, the City of Seattle, and any other jurisdictions in which it transacts business or owns property, except where such amounts or the applicability or validity of such assessments, charges, laws, rules or regulations as they apply to Borrower are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided if so required by GAAP.

6.6  Financial Covenants.  Borrower shall at all times maintain the following
     -------------------
financial conditions, with all ratios calculated in accordance with GAAP, consistently applied:

     a. Debt Service Coverage Ratio, measured annually at the end of each of Borrower's fiscal years, of not less than 1.5:1.0. For purposes of this covenant, Debt Service Coverage Ratio is defined as:


             Net Profit + Depreciation + Interest Exp. + Dividends
             -----------------------------------------------------
           Current Portion Long Term Debt + Interest Exp. + Dividends


     b. Net Worth, measured quarterly at the end of each fiscal quarter, of not less than ten million dollars ($10,000,000.00).

     c. Ratio of Total Liabilities to Net Worth, measured quarterly at the end of each fiscal quarter, not to exceed 2.5:1.0.

6.7  Financial Reports.  Borrower shall deliver to Bank financial data and
     -----------------
financial statements, in such manner and detail as Bank may request from time to time, including but not limited to the following:

     a. A copy of Borrower's 10-Q Report, as filed with the SEC, within forty-five (45) days of each quarter end;

     b. Annual financial statements for each fiscal year end of Borrower, audited in accordance with GAAP by a certified public accounting firm of national standing, and a copy of Borrower's 10-K Report, as filed with the SEC, within ninety (90) days of each fiscal year end; and

     c. Quarterly report of repurchases by Borrower of its stock, within forty-five (45) days of the end of each calendar quarter, specifying the aggregate amount spent on such repurchases, but only if such aggregate amount spent on such repurchases is in excess of $500,000.00.

6.8  Inspection, Verification.  Borrower agrees that Bank may from time to time,
     ------------------------
through its duly authorized representative or representatives, visit and inspect its properties and offices and examine, check, make copies of or extracts from its books, accounts, orders, records and original correspondence and conduct such investigations as Bank may deem appropriate. Borrower agrees that it will make available to representatives of Bank, at Borrower's place of business during normal business hours, its books, records and files for such purposes.

6.9  Notification.  Borrower shall promptly notify Bank in writing of the
     ------------
occurrence of any Event of Default or event which, with notice or passage of time or both, would constitute an Event of Default; any change in the name or address of Borrower or location of its books and records; the entry of any judgment against Borrower in excess of two hundred fifty thousand dollars ($250,000.00); any lawsuit, claim, proceeding or action of any kind against Borrower and/or any subsidiary in which the uninsured amount sought is or may be two hundred fifty thousand dollars ($250,000.00) or more, or for which the aggregate uninsured amount sought at any one time threatened or pending is or may be two hundred fifty thousand dollars ($250,000.00) or more (in each case "uninsured" includes circumstances in which the insurance carrier has reserved rights against payment or otherwise evidenced an unwillingness or inability to allow or make good on coverage or failed to accept tender of the claim), or which otherwise, if determined adversely, would have a material adverse effect on the operations of Borrower or any subsidiary.

6.10 Bank Accounts.  Borrower shall at all times maintain bank accounts with
     -------------
Bank. This requirement is not meant as a restriction upon the maintenance of other banking relationships as may be convenient or necessary for the business of Borrower but for the purpose that the principal banking relationships may be maintained with the principal source of financing so that loan transactions hereunder may be facilitated, and so that Bank may have the fullest possible information as to Borrower's financial activities, and so that Bank may have reasonably available to it opportunities to set-off in the event of collection of indebtedness hereunder.

6.11 Additional Borrowers. In the event that Borrower reorganizes its structure in such a way that all, substantially all or a major portion of its operating assets are transferred to a subsidiary, Borrower shall, not more than thirty
(30) days from the effective date of such transfer or reorganization cause such subsidiary to execute this Agreement, the Convertible Line Note and the Convertible Loan Note as an additional "Borrower" and not a guarantor or surety and to take such other actions as will cause Bank to be in no less favorable position as it was prior to the reorganization or transfer. Notwithstanding the foregoing, this paragraph shall in no way relieve Borrower of its obligations hereunder or under the related documents or agreements, nor shall it be deemed in any way a waiver of any provisions contained in Section 7 below.

7.   NEGATIVE COVENANTS.  As long as Bank shall have any commitment hereunder
     ------------------
and as long as this Agreement remains in effect and until complete repayment of all of Borrower's obligations pursuant hereto, Borrower agrees that it will not, without the prior written consent of Bank:

7.1  Encumbrances of Property.  Mortgage, pledge, assign, grant a security
     ------------------------
interest in, encumber or hypothecate to any person or entity other than Bank any of Borrower's assets other than (a) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (b) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (c) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by Bank in writing; (d) liens on real property purchased or otherwise acquired by Borrower for its own use and occupancy after the date of this agreement so long as such liens to not exceed the purchase price of such property; and (e) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets;

7.2  Indebtedness.  Incur or commit itself to incur any indebtedness for
     ------------
borrowed money (except for capitalized leases unless not within the limitation of Section 7.3 hereof) in excess of five hundred thousand dollars ($500,000.00) in any one fiscal year, non-cumulative from year to year;

7.3  Capital Expenditures.  Invest or commit itself to invest in fixed or
     --------------------
capital assets (including capitalized leases) in any fiscal year, non-cumulative from year to year, in the aggregate (combined with investments pursuant to Section 7.7 hereof) in excess of the greater of four million five hundred thousand dollars ($4,500,000.00) or Borrower's cash and short-term investment position, less outstanding bank debt, as reported by Borrower in its most recent 10-Q or 10-K Report filed by Borrower with the Securities and Exchange Commission;

7.4  Guaranties.  Guarantee or otherwise become surety in respect to the
     ----------
obligations of, or lend its credit to, any other person or entity, except for guaranties of indebtedness of wholly owned subsidiaries of Borrower in the aggregate in excess of one million dollars ($1,000,000.00);

7.5  Nature of Business.  Change the general character of its business as
     ------------------
proposed to be conducted at the date hereof, or engage in any type of business not reasonably related to such business as normally conducted;

7.6  Merger, Liquidation, Sale of Assets.  Dissolve, liquidate or merge with or
     -----------------------------------
into any other business entity; or sell, lease or otherwise dispose of all or substantially all of its assets except as specifically permitted in Section 6.11 above;

7.7  Expansion.  Acquire capital stock or assets of, or any interest in, any
     ---------
other entity; provided that Borrower may invest in capital stock or assets in a similar line of business (direct to consumer marketing, digital image processing, sales and distribution of imaging materials and/or photofinishing) in the aggregate (combined with capital expenditures pursuant to Section 7.3 hereof) in excess of the greater of three million dollars ($3,000,000.00) or Borrower's cash and short-term investment position, less outstanding bank debt, as reported by Borrower in its most recent 10-Q or 10-K Report filed by Borrower with the Securities and Exchange Commission in any fiscal year, non-cumulative from year to year. Borrower shall notify Bank of any such investment in excess of one hundred thousand dollars ($100,000.00);

7.8  Distributions.  Declare or pay any dividends on its capital shares of any
     -------------
class, make any distribution to any stockholder as such or to any partner, owner, or principal, or purchase, redeem or otherwise acquire for value shares of stock of any class in the aggregate in excess of four million dollars ($4,000,000.00) in any fiscal year, non-cumulative from year to year; or

7.9  Investments; Loans.  Purchase or otherwise acquire, hold or invest in the
     ------------------
securities of, or make any loans or advances to, any other person or entity, except loans or investments in the ordinary course of business or as allowed by
Section 7.7 hereof.

8.   DEFAULT.
     -------

8.1  Events of Default.  The occurrence of any of the following shall constitute
     -----------------
an Event of Default hereunder and under each of the notes, security agreements and other documents related hereto or executed pursuant hereto:

     a.   Nonpayment.  Borrower shall fail to pay when due the amount of any
          ----------
principal, interest or fees on either of the Convertible Line or Convertible Loan, or on any other loans made to Borrower by Bank under this Agreement, as it may be amended from time to time, and such failure shall not be cured within twenty (20) days after written notice to Borrower by Bank of such Event of Default; or

     b.   Selected Covenants.  Borrower shall fail to perform any of the
          ------------------
covenants or agreements on its part under Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.9 hereof and such failure shall not be cured within thirty (30) days after written notice to Borrower by Bank of such Event of Default; or

     c.   Other Covenants.  Borrower shall fail to perform any of the other
          ---------------
covenants or agreements on its part under this Agreement, as it may be amended from time to time, or under any documents executed pursuant hereto; or

     d.   Breach of Warranty.  Any representation or warranty made by  Borrower
          ------------------
in this Agreement or related to this transaction shall prove to have been false, misleading or inaccurate in any material respect when made; or

     e.   Other Agreements.  Any of the security agreements or other documents
          ----------------
required by this Agreement, as it may be amended from time to time, shall not continue in full force and effect or a default shall occur thereunder; or

     f.   Insolvency.  The insolvency of Borrower; the filing by or against
          ----------
Borrower of a petition for bankruptcy, liquidation or reorganization, seeking, consenting to or acquiescing in the appointment of any trustee, receiver, liquidator or custodian of all or such part of its property as in the opinion of the Bank is a substantial part of its assets; or any such proceeding instituted against Borrower is not dismissed within thirty (30) days after institution thereof; the general inability of Borrower to pay its debts as they come due or any admission in that regard; or the making by Borrower of a general assignment for the benefit of creditors; or the taking of corporate action by Borrower to authorize any of the actions set forth in this subsection; or

     g.   Cessation of Existence.  The cessation of corporate existence of
          ----------------------
Borrower; or

     h.   Cross-Default.  Borrower shall fail to pay when due any indebtedness
          -------------
or perform any term or covenant pursuant to agreement with any other party and such failure shall continue after any applicable grace period if the effect of such failure is to accelerate or permit the acceleration of the maturity of any indebtedness of five hundred thousand dollars ($500,000.00) or more to such party; or

     i.   Judgments.  A final judgment is entered against Borrower in excess of
          ---------
one hundred thousand dollars ($100,000.00) and is not satisfied or stayed within thirty (30) days; or

     j.   Condemnations.  All or a substantial portion of the property of
          -------------
Borrower shall be condemned, seized or otherwise apportioned.

8.2  Remedies.  Upon the occurrence of one or more of the Events of Default set
     --------
forth herein, Bank shall have no obligation to make any further Borrowings, issue letters of credit or extend further credit to Borrower and Bank shall be entitled, at its sole option and without further notice to Borrower, to declare any or all indebtedness due on the Convertible Line or Convertible Loan, as applicable, and all other indebtedness of Borrower to Bank immediately due and payable without the expiration of any further period of grace other than specified in Section 8.1 hereof; and Bank shall be entitled to all legal recourse against Borrower and to pursue and enforce, either successively or concurrently, all rights and remedies set forth in this Agreement and any other agreements executed pursuant hereto and such other rights and remedies as Bank may have under applicable law. Further, upon demand by Bank in an Event of Default, Borrower shall pay to the credit of such account as Bank shall stipulate, an amount equal to the maximum actual and contingent liabilities of Bank under each letter of credit issued and outstanding hereunder, which account Bank shall be authorized to hold as collateral until all obligations of Borrower to Bank hereunder, matured and unmatured, shall have been paid in full and against which Bank is hereby authorized to draw for payment of such obligations as they may become due; unless and until such time as Borrower shall have paid all of its indebtedness to bank hereunder, Borrower shall have no rights to any funds in such account. All remedies available to Bank shall be cumulative and not alternate. In addition, interest shall accrue on the outstanding balance of the Convertible Line or Convertible Loan and any other indebtedness of Borrower to Bank pursuant hereto at a rate per annum equal to two percent (2%) in excess of Bank's Prime Rate.

9.   COSTS AND EXPENSES; ATTORNEYS' FEES.  Borrower shall pay all fees, costs,
     -----------------------------------
charges and expenses of Bank, including without limitation expenses for the services of counsel both retained and employed by Bank, in perfecting Bank's security interest in the Collateral (other than attorneys' fees); in collecting or attempting to collect any indebtedness referred to in this Agreement (including trial, appellate, arbitration and bankruptcy proceedings and actions without suit); or in enforcing any right of Bank hereunder or pursuant to any agreements or instruments related to or executed pursuant hereto.

10.  NON-WAIVER.  No delay or failure of Bank to enforce its rights, remedies or
     ----------
options under this Agreement, or any other agreement between Borrower and Bank shall be deemed to be a waiver thereof nor shall any single or partial exercise of any such right or power preclude any further exercise thereof or the exercise of any other right or power. Any waiver, permit, consent or approval of any kind by Bank must be in writing and shall be effective only to the extent specifically set out in such writing.

11.  NOTICES.  Any notice to be given to Bank hereunder may be given to Bank at
     -------
P.O. Box 160 (M/S 984), Seattle, Washington 98111, Attention: Washington Corporate Banking - Jo Surbrugg. Any notice to be given to Borrower may be given to it at 1260 - 16th Ave. W., Seattle, Washington 98119-3401, Attention:
Treasurer. Such addresses for notices may be changed by giving ten (10) days written notice to the other party.

12.  CONSTRUCTION; ARBITRATION; CONSENT TO VENUE.  This Agreement and all
     -------------------------------------------
promissory notes, security agreements and other instruments and documents related hereto (the "Loan Documents") shall be governed by and construed in accordance with the laws of the State of Washington. Any agreement herein to grant a security interest to Bank in any property shall be deemed to constitute a grant of such a security interest, subject to the terms and conditions of any security agreements executed pursuant hereto; provided however that in the case of any inconsistency, the terms of this Agreement will prevail. Any and all disputes arising out of or in connection with or related to this Agreement or any of the related Loan Documents shall be resolved in accordance with the First Interstate Bank Arbitration Program, a copy of which is attached hereto as Exhibit A and made a part of this Agreement. Subject to the terms of the First Interstate Bank Arbitration Program, jurisdiction over and venue of any action to enforce, interpret, construe or otherwise in connection with this Agreement or any of the Loan Documents shall be in the United States District Court for the Western District of Washington at Seattle or Superior Court, King County, Washington in Seattle.

13.  ASSIGNMENT.  This Agreement shall be binding upon and inure the benefit of
     ----------
the parties and their respective successors and assigns, provided that neither party may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other party. This shall not preclude an assignment by Bank to an affiliate, parent or subsidiary or an assignment by operation of law to a successor in interest to Bank.

14.  SEVERABILITY.  Any provision of this Agreement which is prohibited or
     ------------
unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

FIRST INTERSTATE BANK                       SEATTLE FILMWORKS, INC.
  OF WASHINGTON, N.A.

By /s/ Jo Surbrugg                           By /s/ Case H. Kuehn

Its Vice President                           Its Vice President



g:lrr-071.doc

                                   Exhibit A
                                   ---------

                   FIRST INTERSTATE BANK ARBITRATION PROGRAM

1.   Binding Arbitration.  Upon the demand of any party ("Party/Parties"), to a
     -------------------
Document (as defined below), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this Arbitration Program. A "Dispute" shall include any action, dispute, claim or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter arising between any of the Parties arising out of, pertaining to or in connection with any agreement, document or instrument to which this Arbitration Program is attached or in which it appears or is referenced or any related agreements, documents, or instruments ("Documents"). Any Party who fails to submit to binding arbitration following a lawful demand by another Party shall bear all costs and expenses, including reasonable attorneys' fees (including those incurred in any trial, bankruptcy proceeding or on appeal) incurred by the other Party in obtaining a stay of any pending judicial proceeding or compelling arbitration of any Dispute. The Parties agree that any agreement, Document or instrument which includes, attaches to or incorporates this Arbitration Program represents a transaction involving commerce as that term is used in the Federal Arbitration Act, ("FAA") Title 9 United States Code. THE PARTIES UNDERSTAND THAT BY THIS AGREEMENT THEY HAVE DECIDED THAT UPON DEMAND OF ANY OF THEM, THEIR DISPUTES SHALL BE RESOLVED BY BINDING ARBITRATION RATHER THAN IN COURT, AND ONCE DECIDED BY ARBITRATION NO DISPUTE CAN LATER BE BROUGHT, FILED OR PURSUED IN COURT.

2.   Governing Rules.  Arbitrations conducted pursuant to this Arbitration
     ---------------
Program shall be administered by the American Arbitration Association ("AAA"), or other mutually agreeable administrator ("Administrator") in accordance with the terms of this Arbitration Program and the Commercial Arbitration Rules of the AAA. Proceedings hereunder shall be governed by the provisions of the FAA. The arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law designated in the Documents. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction provided, however, that nothing herein shall be construed to be a waiver by any party that is a bank of the protections afforded pursuant to 12 U.S.C. 91 or any similar applicable state law.

3.   Preservation of Remedies.  No provision of, nor the exercise of any rights
     ------------------------
under, this arbitration clause shall limit the right of any Party to: (1) foreclose against any real or personal property collateral or other security, or obtain a personal or deficiency award; (2) exercise self-help remedies (including repossession and setoff rights); or (3) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any Party to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other rights under this paragraph shall be a Dispute hereunder.

4.   Arbitrator Powers and Qualifications; Awards.  The Parties agree to select
     --------------------------------------------
a neutral "qualified" arbitrator or a panel of three "qualified" arbitrators to resolve any Dispute hereunder. "Qualified" means a practicing attorney, with not less than 10 years practice in commercial law, licensed to practice in the state of the applicable substantive law designated in the Documents. A Dispute in which the claims or amounts in controversy do not exceed $1,000,000.00, shall be decided by a single arbitrator. A single arbitrator shall have authority to render an award up to but not to exceed $1,000,000.00 including all damages of any kind whatsoever, costs, fees, attorneys' fees and expenses. Submission to a single arbitrator shall be a waiver of all Parties' claims to recover more than $1,000,000.00. A Dispute involving claims or amounts in controversy exceeding $1,000,000.00 shall be decided by a majority vote of a panel of three qualified arbitrators. The arbitrator(s) shall be empowered to, at the written request of any Party in any Dispute, 1) to consolidate in a single proceeding any multiple party claims that are substantially identical or based upon the same underlying transaction; 2) to consolidate any claims and Disputes


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

between other Parties which arise out of or relate to the subject matter hereof, including all claims by or against borrowers, guarantors, sureties and or owners of collateral; and 3) to administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. In any consolidated proceeding the first arbitrator(s) selected in any proceeding shall conduct the consolidated proceeding unless disqualified due to conflict of interest. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this arbitration clause, including questions about the arbitrability of any Dispute, but shall have no power to change or alter the terms of this Arbitration Program. The prevailing Party in any Dispute shall be entitled to recover its reasonable attorneys' fees in any arbitration, and the arbitrator(s) shall have the power to award such fees. The award of the arbitrator(s) shall be in writing and shall set forth the factual and legal basis for the award.

5.   Miscellaneous.  All statutes of limitation applicable to any Dispute shall
     -------------
apply to any proceeding in accordance with this arbitration clause. The Parties agree, to the maximum extent practicable, to take any action necessary to conclude an arbitration hereunder within 180 days of the filing of a Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any Party's failure to proceed within the times established herein. Arbitrations shall be conducted in the state of the applicable substantive law designated in the Documents. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration hereof or of the Documents unless the Parties otherwise expressly agree in writing. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or as required by applicable law or regulation. If any provision of this Arbitration Program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable.

THE UNDERSIGNED HEREBY ACKNOWLEDGE RECEIPT OF A COPY OF THIS  ARBITRATION
PROGRAM.

Dated:  April 15, 1996


SEATTLE FILMWORKS, INC.


By /s/Case H. Kuehn

Its Vice President


FIRST INTERSTATE BANK
OF WASHINGTON, N.A


By /s/ Jo Surbrugg

Its Vice President







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